NEWS RELEASE

GOLDEN QUEEN PROVIDES A CONSTRUCTION UPDATE AND UPDATES ITS CAPITAL COST ESTIMATES

New Total Capital Expenditure Estimate of $141 Million Including $7 Million Spent to Date

March 27, 2014 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company”) is pleased to provide an update on the construction underway on its Soledad Mountain Project (the “Project”) and its expected capital costs for the construction of the Project. (Amounts are shown in U.S. dollars).

Costs incurred on construction of the Project since July 2013 to date, including access roads and site preparation are largely in-line with the feasibility study cost estimates provided in a news release dated October 25, 2012; a copy of which is available on the Company’s website and on SEDAR.

One of the Company’s priorities in Q4 2013 and Q1 2014 has been to complete detailed engineering designs for construction and update cost estimates for the major turn-key projects. The feasibility study capital cost estimates were prepared in 2012 and were therefore out of date by around 18 months by the end of 2013. These detailed designs are either well under way or have essentially been completed, and the Company has now received updated cost estimates for all of the turn-key projects.

The typical increase in cost estimates for the turn-key projects is mostly a result of design changes from the feasibility study. "The time between the feasibility study and the start of construction has provided us with the opportunity to re-evaluate the designs and we have made a number of improvements which we believe will enhance the efficiency and reliability of the processing operation" said H. Lutz Klingmann, President.

Workshop-Warehouse: The Company received a proposal for the construction of the workshop-warehouse from a local contractor in late-2013. This was the first of the turn-key projects and the contract price was in line with the feasibility study cost estimate.

Crushing-Screening Plant: The contractor has just completed the design for the crushing-screening plant as a turn-key project with numerous adjustments to the feasibility-level design, to improve the operability of the plant both from an operating and a maintenance point of view. The plant now includes an agglomeration drum and provision has been made for a possible future increase in plant throughput and this has added to the cost of the plant.

Stacking and Conveying System: The feasibility study employed a stacking and conveying system design completed in 2005. The current design has evolved substantially over the past year to a fully-automated system with a significant increase in the reliability of the overall system. Especially the power distribution along the system has evolved with a separate transformer and motor control package for each unit of the system. Each of the grass hopper conveyors now includes dust control covers over the conveyors and all functions of the stacker are now controlled by radio remote control.

Phase 1 Heap Leach Pad: The Phase 1 heap leach pad has been designed as a permanent, single-use pad with external solution collection and management systems. Crushed and agglomerated ore will be conveyed to the heap and stacked with a radial stacker. The Company has received an updated cost estimate for the construction of the Phase 1, Stage 1 pad and this, after allowance for the construction of the overland conveyor system and peripheral roads in 2013, is lower than the feasibility study cost estimate.

Merrill-Crowe Plant: The current design includes an increase in solution flow rates of 50% decided upon as part of an overall design review for the Project. The increase in solution flow rates has been accommodated in the original Merrill-Crowe plant footprint. Costs are elevated due to an increase in the size of the equipment in the plant.

Assay Laboratory: The assay laboratory has been changed from a laboratory assembled from three prefabricated modules to a laboratory constructed on site.

Water Supply (Supply from Production Wells & Distribution): Both the design and the cost estimates for the water supply from two production wells were re-done from first principles by a consulting engineering firm based in Bakersfield. The design for the feasibility study was inadequate and this was reflected in a cost estimate that was significantly lower than the current cost estimate.

The construction period will also be longer than the 12 months assumed in the feasibility study. As a result, the Company increased its EPCM (engineering, procurement and construction management), preproduction overhead and general site support cost estimates.

The key cost increases from the feasibility study estimates are shown in the table below:

Turn-Key Project	Cost Increase from 2012 Feasibility Study
Workshop-Warehouse	$0.1 million
Crushing-Screening Plant	$2.7 million
Stacking and Conveying System	$3.9 million
Phase 1 / Stage 1 Heap Leach Pad	($1.0 million)
Merrill-Crowe Plant	$1.8 million
Assay Laboratory	$0.4 million
Water Supply (Supply from Production Wells & Distribution)	$2.3 million
Total Impact of Turn-Key Projects Revised Cost Estimates	$10.2 million

Approximately 50% of capital expenditures are comprised of turn-key projects that will be awarded as fixed-price contracts. These contracts will therefore provide price protection during the construction period. The Company has selected and is working with contractors with significant experience and excellent reputations.

The updated designs and other cost updates have raised the total estimated capital cost to build the Project to $114 million. This includes a contingency of 15% of estimated construction costs, or approximately $15 million. The 2012 feasibility study had a cost estimate of $79 million and unallocated costs of $12 million for a total of $91 million.

In addition to the construction capital expenditures, the Company anticipates to require $10.5 million for working capital and approximately $17 million for mobile mining equipment. These estimates have not changed from the feasibility study. The Company’s new estimate for the total capital required to bring the Project to production is $141 million (from $119 million in the feasibility study), of which $7 million has been spent to date.

CONSTRUCTION UPDATE

Phase 1 Construction

Work on the Phase 1 earthmoving projects was essentially completed in December 2013 with some final touch-up completed in January 2014. This included the pad where the workshop-warehouse is being constructed, the interconnecting roads including the main haul road between the area where the crushing-screening plant will be constructed and the east waste rock storage pad and the construction of safety berms as required by MSHA.

The Company awarded a contract for the construction of the workshop-warehouse and wash slab to a local contractor in late-2013. A key milestone was achieved when the prepared pad was formally handed over to the contractor in mid-January to commence construction of the footings as illustrated in Photograph 1.

Photograph 1 – Concrete pouring near completion at warehouse area

In addition, the Company has awarded contracts for the construction of the Phase 1 water supply and a guard shack and gate.

Phase 2 Construction

Phase 2 construction has commenced and will continue concurrently with the ongoing Phase 1 construction.

The Company anticipates completion of site preparation where the crushing-screening plant and the assay laboratory will be constructed in April.

The Company has awarded contracts for the construction of the septic system and leach field and a fuel storage facility.

A second key turn-key project is the assay laboratory. Detailed designs have been completed and it is expected that a contract for the procurement and construction of the assay laboratory will be awarded in Q2 2014.

About Golden Queen Mining Co. Ltd.

The Company is developing its wholly-owned, gold-silver, open pit, heap leach operation on its fully-permitted Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

H. Lutz Klingmann, P.Eng., the President of the Company, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release.

For further information regarding this news release please contact:

Lutz Klingmann, President
Telephone: (604) 921-7570
Email: lklingmann@goldenqueen.com

Caution With Respect To Forward-looking Statements

The information in this news release includes certain “forward-looking statements”. All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to construction and other development activities on the Soledad Mountain Project, capital cost estimates, and future mining operations on the Project, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual capital costs, results of our development plans, and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include the uncertainties involving the availability of project financing in the debt and capital markets; changes in capital cost estimates or actual costs due to delays in construction or for other reasons, risks of construction and mining such as accidents, equipment breakdowns, non-compliance with environmental and permit requirements, and other risks and uncertainties disclosed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, should not to put undue reliance on forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made.